Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Energy XXI Gulf Coast, Inc. of our report dated February 27, 2014 relating to the consolidated financial statements of EPL Oil & Gas, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
November 25, 2014